PROSPECTUS SUPPLEMENT                                         File No. 333-80813
Filed Pursuant to Rule 424(b)(2)
Under the Securities Act of 1933


                               PHARMOS CORPORATION

                        1,500,000 Shares of Common Stock

     This prospectus may be used only in connection with the resale, from time to time, of up to 1,500,000 shares of Common Stock, par value $.03 per share, of Pharmos Corporation, a Nevada corporation, by Centennial Parkway LLC for its own benefit in transactions in the over-the-counter market, at prevailing market prices, at negotiated prices or otherwise. This prospectus has been prepared for the purposes of registering the shares under the Securities Act of 1933, to allow for future sales by Centennial to the public without restriction. To the knowledge of Pharmos, Centennial has made no arrangement with any brokerage firm for the sale of the shares.

     The 1,500,000 shares offered by Centennial consist of shares of common stock which may purchased by Centennial pursuant to an equity line of credit agreement between Pharmos and Centennial and shares of common stock issuable upon exercise of warrants which may be issued to Centennial upon the purchase of shares of common stock pursuant to the equity line of credit agreement. Pharmos will not receive any proceeds from the sale of shares by Centennial.

     Pharmos' common stock is traded on the over-the-counter market and is quoted on the Nasdaq SmallCap Market under the symbol "PARS". The closing price of the common stock on July 13, 1999 was $1.72.

     See "Risk Factors" beginning on page 6 to read about certain factors investors should consider before buying shares.

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.




            The date of this prospectus supplement is July 16, 1999.


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                                TABLE OF CONTENTS


Available Information...................................................... 3
Incorporation of Certain Documents by Reference............................ 3
Special Note Regarding Forward-Looking Information......................... 4
The Company................................................................ 5
Risk Factors............................................................... 6
The Equity Line of Credit Agreement........................................ 9
Use of Proceeds............................................................10
Registered Stockholders....................................................11
Plan of Distribution.......................................................12
Description of Securities..................................................14
Indemnification of Officers and Directors..................................15
Legal Matters..............................................................16
Experts....................................................................16




     No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained or incorporated by reference in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by Pharmos or Centennial. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which such an offer, solicitation or sale would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Pharmos since the date of this prospectus or that the information contained in this prospectus is correct as of any time subsequent to the date of this prospectus.


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                              AVAILABLE INFORMATION

     Pharmos is subject to the informational requirements of the Exchange Act and, accordingly, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

     Pharmos has filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to the shares offered in this offering. This prospectus does not contain all of the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to Pharmos and the shares offered, reference is made to the registration statement. Statements contained in this prospectus or in any document incorporated by reference regarding the contents of any agreement or other document are not necessarily complete and are qualified in their entirety by reference to any such agreement or document. The registration statement may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained from the Commission at prescribed rates.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by Pharmos with the Commission are incorporated by reference:

     o The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed pursuant to Section 13 of the Exchange Act (the "Form 10-K").

     o The Company's Quarterly Report on Form 10-Q, as amended, for the quarter ended March 31, 1999, filed pursuant to Section 13 of the Exchange Act.

     o The description of the Common Stock contained in the Company's Registration Statement on Form 8-A dated January 30, 1984, filed pursuant to Section 12 of the Exchange Act.

     o The Company's Preliminary Proxy Statement for the Annual Meeting of Stockholders to be held on September 16, 1998, filed with the Commission on August 7, 1998.



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     All documents filed by the Company with the Commission pursuant to Sections
13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of the securities registered shall be deemed to be incorporated by reference into this prospectus from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     Pharmos will furnish to each person to whom this prospectus is delivered, upon written request, a copy of any or all of the documents referred to by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference. Requests should be addressed to: Mr. Robert Cook, Chief Financial Officer, Pharmos Corporation, 99 Wood Avenue South, Suite 301, Iselin, New Jersey 08830.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     Certain statements in this prospectus and any prospectus supplement, and in the documents incorporated by reference, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 2B of the Exchange Act. For this purpose, any statements contained in this prospectus and any prospectus supplement, or incorporated by reference, that are not statements of historical fact may be deemed to be forward-looking statements. For example, the words "believes," "plans," "expects" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of Pharmos to differ materially from those indicated by forward-looking statements. These factors include those set forth under the heading "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Certain Factors That May Affect Future Results" in the Form 10-K and those set forth in "Risk Factors."



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                                   THE COMPANY

     Pharmos is a pharmaceutical company engaged in the discovery, development and commercialization of pharmaceuticals and delivery formulations based on rational drug design. Pharmos is developing pharmaceuticals in three fields: site specific drugs for ophthalmic indications, neuroprotective agents with a novel mechanism of action for the treatment of certain central nervous system disorders and newly designed molecules to treat certain types of cancer. Pharmos is also developing an emulsion-based delivery formulation for topical and systemic applications.

     In March 1998, Pharmos and its partner, Bausch & Lomb Pharmaceuticals, Inc., announced the receipt of approval from the Food and Drug Administration to manufacture and market two ophthalmic products, Lotemax(R) and Alrex(TM) . Lotemax is a topical, site-specific steroid that is used to treat all steroid responsive inflammation of the eye as well as postoperative eye inflammation such as that experienced following cataract surgery. Lotemax was approved by the FDA for the broadest range of indications of any ophthalmic steroid on the market. Alrex is a specially developed formula of loteprednol etabonate that is used in the treatment of eye allergies.

     The regulatory approvals for Lotemax and Alrex are the first two of three to be sought for the Pharmos' and Bausch & Lomb's line of ophthalmic products containing loteprednol etabonate. The third product, which combines the active ingredient loteprednol etabonate with the anti-infective agent tobramycin, is in clinical development.

     Bausch & Lomb Pharmaceuticals, a subsidiary of the global eye care company Bausch & Lomb Incorporated, co-developed Lotemax and Alrex with Pharmos after Pharmos granted Bausch & Lomb Pharmaceuticals the rights to market the new ophthalmic pharmaceutical line in 1995. In 1996, Bausch & Lomb Pharmaceuticals' rights were extended to select international markets including Europe and Canada.

     Dexanabinol (HU-211), Pharmos lead central nervous system product aimed initially at treating severe head trauma and stroke, is currently being studied in a Phase II clinical trial for severe head trauma. Pharmos' tamoxifen analog anti-cancer program is advancing in preclinical development.

     Pharmos was incorporated in the State of Nevada in 1982. Pharmos' executive offices are located at 99 Wood Avenue South, Suite 301, Iselin, New Jersey 08830, and its telephone number is (732) 452-9556. The Company also leases facilities used in the operation of its research, development, pilot manufacturing and administrative activities in Rehovot, Israel.



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                                  RISK FACTORS

Early Stage of Development

     Pharmos is at an early stage of development. Apart from Lotemax and Alrex, most of Pharmos' other potential products are early in the research and development phase, and product revenues may not be realized from the sale of any such products for at least the next several years, if at all. Many of Pharmos' proposed products will require significant additional research and development efforts prior to any commercial use, including extensive preclinical and clinical testing as well as lengthy regulatory approval. There can be no assurance that Pharmos' research and development efforts will be successful, that Pharmos' potential products will prove to be safe and effective in clinical trials or that any commercially successful products will ultimately be developed by Pharmos.

History of Operating Losses

     Pharmos had no sources of recurring revenues until the commencement of product sales in April 1998, and has incurred operating losses since its inception. At March 31, 1999, Pharmos had an accumulated deficit of $79,188,926. Pharmos has financed its operations with public and private offerings of securities, advances and other funding pursuant to a marketing agreement with BLP, research contracts, license fees, royalties and sales, and interest income. Pharmos' ability to achieve profitability depends in part upon its ability, alone or with others, to successfully commercialize its first approved product, to complete development of its other proposed products, to obtain required regulatory approvals and to manufacture and market such products.

Uncertain Availability of Future Financing

     Pharmos' operations to date have consumed substantial amounts of cash. The development of Pharmos' technology and potential products will require a commitment of substantial funds to conduct the costly and time-consuming research necessary to develop and optimize such technology, and ultimately, to establish manufacturing and marketing capabilities. Pharmos' future capital requirements will depend on many factors, including:

o continued scientific progress in the research and development of Pharmos' technology and drug programs;

o the ability of Pharmos to establish and maintain collaborative arrangements with others for drug development;

o    progress with preclinical and clinical trials;

o    the time and costs involved in obtaining regulatory approvals;

o the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims;

o    competing technological and market developments;

o    changes in its existing research relationships; and

o    effective product commercialization activities and arrangements.

     Pharmos believes that the equity line of credit, existing cash and cash equivalents combined with anticipated cash inflows from investment income, R&D grants and proceeds from sales of the drug substance for Lotemax and Alrex to BLP will be sufficient to support operations through 2000. Pharmos is continuing to actively pursue various funding options, including additional equity offerings, strategic corporate alliances, business combinations and the establishment of product related research and development limited partnerships, to obtain the additional financing that would be required to continue the development of its products and bring them to commercial markets. Pharmos' success depends upon many factors that are beyond the Pharmos' immediate control, including market acceptance of Lotemax and Alrex, competition, and the ability to obtain additional financing. There can be no assurance that Pharmos will be successful in obtaining additional financing or commercializing its product candidates or that Lotemax or Alrex will achieve market acceptance.

Dependence on Potential Collaborative Partners

     Pharmos' strategy for the development, clinical testing, manufacturing, marketing and commercialization of certain of its products includes entering into collaborations with corporate partners, licensors, licensees and others. To date, Pharmos has entered into agreements with Bausch & Lomb Pharmaceuticals to manufacture and market Pharmos' lead products, Lotemax and Alrex, in the United States and throughout Europe, Canada and selected other countries. The agreements also cover the co-development of LE-T, a combination of loteprednol etabonate and the anti-infective tobramycin, that is currently being developed by Pharmos and Bausch & Lomb Pharmaceuticals. There can be no assurance that Pharmos will be able to negotiate any future collaborative agreement with Bausch & Lomb Pharmaceuticals or other companies on acceptable terms, or that any present or future collaborative agreements will be successful. To the extent that Pharmos chooses not to or is not able to establish such arrangements, Pharmos would experience increased capital requirements to undertake such activities at its own expense. In addition, Pharmos may encounter significant delays in introducing its proposed products currently under development into certain markets or find that the development, manufacture, or sale of its proposed products in such markets is adversely affected by the absence of such collaborative agreements.

Technologies Subject to Licenses

     Pharmos has license agreements with YISSUM Research Development Company of the Hebrew University of Jerusalem and Dr. Nicholas Bodor, a former vice president and director of Pharmos, under which Pharmos has acquired exclusive and co-exclusive rights to develop and commercialize certain research technologies. The agreements generally require Pharmos to pay royalties on sale of products developed from the licensed technologies, fees on revenues from sublicensees, where applicable, and the costs of filing and prosecuting patent


                                      - 7 -

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applications. In addition, some of Pharmos' license agreements require that
Pharmos commit certain sums annually for research and development of the licensed products. Should Pharmos default on its obligations to any of its licensors, its licenses could terminate, which would have a material adverse effect on Pharmos' operations and prospects.

Lack of Manufacturing Capability

     Pharmos currently does not have manufacturing facilities to produce its products. Pharmos' agreements with Bausch & Lomb Pharmaceuticals provide for the manufacturing of Lotemax, Alrex and, upon receipt of approvals, loteprednol etabonate - tobramycin. Pharmos provides loteprednol etabonate to Bausch & Lomb Pharmaceuticals for use in the manufacturing process through a third-party contract manufacturer. Any delay in availability of products may result in delay in sales of such products, which would have a material adverse effect on Pharmos.

Use of Hazardous Materials; Potential Liability to Comply with Environmental
Laws

     Pharmos' research and development involves the controlled use of hazardous materials. Although Pharmos believes that its safety procedures for handling and disposing of such materials comply in all material respects with the standard prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, Pharmos could be held liable for any damages that result, and any such liability could exceed the resources of Pharmos. Pharmos may incur substantial costs to comply with environmental regulations if Pharmos develops manufacturing capacity.

Anti-Takeover Provisions

     Pharmos is subject to Sections 78.411-.444 of the Nevada General Corporation Law, an anti-takeover law, which may discourage certain types of transactions involving an actual or potential change in control of Pharmos, including transactions in which the stockholders might otherwise receive a premium for their shares over the current prices, and may limit the ability of the stockholders to approve a transaction that they may deem to be in their best interests. In addition, the Board of Directors has the authority without action by the stockholders to fix the rights and preferences of and issue shares of preferred stock, which may have the effect of delaying or preventing a change in control of Pharmos.

Special Considerations of Doing Business in Israel

     A significant part of the operations of Pharmos is conducted in Israel through its wholly-owned subsidiary, Pharmos Limited, and is directly affected by economic, political and military conditions there. In addition, Pharmos Ltd. has received certain funding from the Office of the Chief Scientist of the Israel Ministry of Industry and Trade primarily relating to


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its proprietary submicron emulsion technology and to dexanabinol. Such funding prohibits the transfer or license of know-how and the manufacture of resulting products outside of Israel without the permission of the Chief Scientist. Although it is Pharmos' belief that the Chief Scientist does not unreasonably withhold this permission if the request is based upon commercially justified circumstances and any royalty obligations to the Chief Scientist are sufficiently assured, there can be no assurance that such consent, if requested, would be granted upon terms satisfactory to Pharmos or granted at all.

Absence of Dividends

     No dividends have been paid on the common stock to date, and Pharmos does not expect to pay cash dividends in the foreseeable future.

                       THE EQUITY LINE OF CREDIT AGREEMENT

     Pharmos entered into a Private Equity Line of Credit Agreement, as of December 10, 1998, and as amended on December 18, 1998, with Centennial under which Pharmos may, from time to time during a specified term, cause Centennial to purchase up to an aggregate of $10,000,000 of common stock. The price per share of common stock to be paid by Centennial is to be determined at the time of each purchase according to a specified formula which is based upon the average closing bid price of the common stock on the principal trading exchange or market for the common stock, currently the Nasdaq SmallCap Market, over a prescribed five-day period. With each purchase of common stock under the equity line of credit agreement, Centennial will also receive warrants exercisable for a number of shares of common stock determined according to a formula based on the dollar amount invested by Centennial. The exercise price per share of the warrants equals 125% of the closing bid price of the common stock on the Nasdaq SmallCap Market on a specified date. The warrants are immediately exercisable and expire three years after the date of issuance.



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     Pursuant to the requirements of a Registration Rights Agreement dated as of
December 10, 1998, between Pharmos and Centennial, Pharmos has filed a registration statement, of which this prospectus forms a part, in order to permit Centennial to resell the shares of common stock it acquires to the public. Pharmos' ability to sell shares, and Centennial's obligations to purchase the shares, is conditioned upon the satisfaction of certain conditions and subject to certain limitations. These conditions and limitations include:

     o the registration statement of which this prospectus forms a part shall have been declared effective by the Commission and remain effective;

     o the representations and warranties of Pharmos set forth in the equity line of credit agreement must be true and correct in all material respects;

     o Pharmos shall have performed and complied with all obligations under the equity line of credit agreement, the registration rights agreement and the warrants;

     o no statute, rule, regulation, executive order, decree, ruling or injunction shall be in effect which prohibits or directly and adversely affects any of the transactions contemplated by the equity line of credit agreement;

     o there shall have been no material adverse change in Pharmos' business prospects or financial condition; and

     o Pharmos' common stock shall not have been delisted from the Nasdaq SmallCap Market nor suspended from trading.

     Centennial has agreed that it will not maintain a short position with respect to the common stock which is greater than the number of shares most recently sold, or to be sold following a written notice to sell, to Centennial under the equity line of credit agreement.

                                 USE OF PROCEEDS

     The proceeds from the sale of the shares will be received directly by Centennial. Pharmos will not receive any proceeds from the sale of the shares offered in this offering. Pharmos will receive the proceeds from the exercise of the warrants received by Centennial. However, Pharmos will receive the purchase price paid pursuant to the equity line of credit agreement if and to the extent common stock is sold to Centennial. The proceeds from the sale of shares to Centennial will be used primarily for research and product development activities, conducting preclinical studies and clinical trials, and purchasing equipment.


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                             REGISTERED STOCKHOLDERS

     The following table sets forth certain information as of July 12, 1999 with respect to the registered stockholder, Centennial, for whom Pharmos is registering securities for resale to the public.

     Beneficial ownership has been determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to shares. Centennial has sole voting and investment power with respect to the number of shares indicated as beneficially owned by it.

     Neither Centennial nor any of its affiliates has had any material relationship with Pharmos or any of its affiliates within the past three years other than as a result of the ownership of securities or as a result of the negotiation and the execution of the equity line of credit agreement.

     The shares offered by Centennial are to be acquired pursuant to the equity line of credit agreement. Under the equity line of credit agreement, Pharmos agreed to register the shares for resale by Centennial to the public without restriction. The Company will prepare and file such amendments and supplements to the registration statement as may be necessary in accordance with the rules and regulations of the Securities Act to keep it effective until the earlier to occur of (i) the date when all shares may be resold in a public transaction without volume limitations or other material restrictions without registration under the Securities Act, including without limitation, pursuant to Rule 144 under the Securities Act or (ii) the date when all shares acquired by the Centennial under the equity line of credit agreement have been resold.

     The Company has agreed to pay the expenses (other than broker discounts and commissions, if any) in connection with this prospectus.

                                    Shares             Percentage              Shares                Shares
                              Beneficially Owned        Ownership             Offered             Beneficially
                                   Prior to             Prior to            Pursuant to            Owned After
Name                               Offering             Offering          this Prospectus           Offering
----                               --------             --------          ---------------           --------
Centennial Parkway LLC           2,162,280(1)             4.99%            1,500,000(2)            662,280




----------
(1) Includes warrants to purchase 237,410 shares of common stock. As of the date of this prospectus, Centennial owns no shares of common stock. Also includes, solely for purposes of this prospectus, up to an additional 1,924,870 shares of common stock that may be acquired by Centennial pursuant to the equity line of credit agreement within 60 days of the date of this prospectus. This number of shares assumes the


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     initial minimum sale price under the equity line of credit agreement of
     $.75 per share and also takes into account a provision of the equity line of credit agreement which provides that Pharmos cannot sell shares to Centennial if Centennial's beneficial ownership of common stock would exceed 4.99% of Pharmos' outstanding shares of common stock. Therefore, for purposes of calculating the number of shares of common stock beneficially owned by Centennial, the number of shares is assumed to be 4.99% of the outstanding shares of common stock, or 2,162,280 shares.

(2) Consists of shares which may be issued pursuant to the equity line of credit agreement.


                              PLAN OF DISTRIBUTION

     Pharmos has been advised by Centennial that all or a portion of the Shares offered by this Prospectus may be offered for sale, from time to time, by Centennial in one or more private or negotiated transactions, in open market transactions on the Nasdaq SmallCap Market, in settlement of short sale transactions, in settlement of options transactions, or otherwise, or by a combination of these methods, at fixed prices that may be changed, at market prices prevailing at the time of the sale, at prices related to such market prices, at negotiated prices, or otherwise. Centennial may effect these transactions by selling the shares directly to one or more purchasers or to or through broker-dealers or agents including: (a) in a block trade in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) in purchases by a broker or dealer and resale by such broker or dealer as a principal for its account pursuant to this prospectus; (c) in ordinary brokerage transactions and (d) in transactions in which the broker solicits purchasers. The compensation to a particular broker-dealer or agent may be in excess of customary commissions.

     To the knowledge of Pharmos, Centennial has made no arrangement with any brokerage firm for the sale of the shares. Pharmos has been advised by Centennial that they presently intend to dispose of the shares through broker-dealers in ordinary brokerage transactions at market prices prevailing at the time of the sale. However, depending on market conditions and other factors, Centennial may also dispose of the shares through one or more of the other methods described above. Concurrently with sales under this prospectus, Centennial may effect other sales of shares under Rule 144 or other exempt resale transactions. There can be no assurance that Centennial will sell any or all of the shares offered under this prospectus.

     Centennial may be an "underwriter" within the meaning of the Securities Act, in connection with the sale of the shares offered in this offering. Any broker-dealers or agents who act in connection with the sale of the shares may also be deemed to be underwriters. Profits on any resale of the shares by Centennial and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.


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     Any broker-dealer participating in such transactions as agent may receive commissions from Centennial (and, if they act as agent for the purchaser of such shares, from such purchaser). Broker-dealers may agree with Centennial to sell a specified number of shares at a stipulated price per share and, to the extent such a broker-dealer is unable to do so acting as agent for Centennial, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to Centennial. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above. To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing (a) the name of any such broker-dealers; (b) the number of shares involved; (c) the price at which such shares are to be sold; (d) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable; (e) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and (f) other facts material to the transaction.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the shares may not simultaneously engage in market making activities with respect to the shares for a period beginning when such person becomes a distribution participant and ending upon such person's completion of participation in the distribution, including stabilization activities in the common stock to effect covering transactions, to impose penalty bids or to effect passive marketing making bids. In addition to and without limiting the foregoing, in connection with transactions in the shares, Pharmos and Centennial may be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act which may affect the marketability of the shares.

     Centennial has agreed that it will not maintain a short position with respect to the common stock which is greater than the number of shares most recently sold, or to be sold following a written notice to sell, to Centennial under the equity line of credit agreement. Centennial will pay all commissions, transfer taxes and other expenses associated with sales of the shares by it. The shares are being registered pursuant to contractual obligations of Pharmos, and Pharmos has agreed to pay the expenses of the preparation of this prospectus. Pharmos has also agreed to indemnify Centennial against certain liabilities, including, without limitation, liabilities arising under the Securities Act.

     Pharmos will not receive any of the proceeds from the sale of the shares by Centennial. However, Pharmos will receive the purchase price paid by Centennial if and to the extent common stock is sold by Pharmos to Centennial under the equity line of credit agreement.

     In order to comply with the securities laws of certain states, if applicable, the shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless the shares have been registered or qualified for sale in these states or an exemption from registration or qualification is available and complied with.

     The common stock of Pharmos is currently traded on the Nasdaq SmallCap Market under the symbol "PARS". Concurrently with sales under this prospectus, Centennial may effect other sales of shares under Rule 144 or other exempt resale transactions. There can be no assurance that Centennial will sell any or all of the shares offered in this offering.

                            DESCRIPTION OF SECURITIES

Common Stock

     The common stock is fully described in Pharmos' Registration Statement on Form 8-A dated January 30, 1984, filed pursuant to Section 12 of the Exchange Act.

     Pharmos' Restated Articles of Incorporation currently authorize the issuance of up to 60,000,000 shares of Common Stock. As of July 12, 1999, there were 43,332,274 shares outstanding.

Warrants

     With each purchase of common stock under the equity line of credit agreement, Centennial will also receive warrants exercisable for a number of shares of common stock determined according to a formula based on the dollar amount invested by Centennial. The exercise price per share of the warrants equals 125% of the closing bid price of the common stock on the Nasdaq SmallCap Market on a specified date. The warrants are immediately exercisable and expire three years after the date of issuance.

     Centennial currently holds warrants to purchase 237,410 shares of common stock. The shares issuable upon exercise of these warrants have been separately registered for resale under the Securities Act and are the subject of a separate prospectus.

     All of the warrants contain anti-dilution provisions providing for an adjustment to their respective exercise prices in the event that Pharmos effects a stock split or stock dividend. In addition, the number and kind of shares of common stock underlying the warrants are subject to adjustments in the event of any capital reorganization, or reclassification of the capital stock of Pharmos, or consolidation or merger of Pharmos with another corporation or entity (other than a subsidiary of Pharmos in which Pharmos is the surviving or continuing corporation and no change occurs in Pharmos' common stock).

Nevada Anti-Takeover Laws

     Pharmos is subject to the provisions of Sections 78.411 through 78.444 of the Nevada Law, an anti-takeover statute. In general, the statute prohibits a publicly-held Nevada corporation from engaging in a "combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless such combination is approved in a prescribed manner or satisfies certain fair value requirements. For the purposes of the statute, "combination" includes a merger, an asset sale, the issuance or transfer by the corporation of its shares in one transaction or a series of transactions, having an aggregate fair market value equal to five percent or more of the aggregate market value of the corporation's outstanding shares, to the interested stockholder or to an associate of the interested stockholder, and certain other types of transactions resulting in a financial benefit the interested stockholder. An "interested stockholder" is a person who is the beneficial owner, directly or indirectly, of ten percent or more of the corporation's voting stock or an affiliate or associate of the corporation that at any time within the three years immediately preceding the date in question was the beneficial owner, directly or indirectly, of ten percent or more of the corporation's voting stock.

     By an amendment to its By-laws, Pharmos has exempted itself from the provisions of Sections 78.378 through 78.3793 of the Nevada Law, a "control share" statute which otherwise prohibits an acquiring person, under certain circumstances, from voting certain shares of a target corporation's stock after such acquiring person's percentage of ownership of such corporation's stock crosses certain thresholds, unless the target corporation's disinterested stockholders approve the granting of voting rights to such shares.

Transfer Agent and Registrar

     The transfer agent and registrar for Pharmos' Common Stock is American Stock Transfer and Trust Company, New York, New York.

                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Article 12 of Pharmos' Restated Articles of Incorporation directs Pharmos to provide in its bylaws for provisions relating to the indemnification of directors and officers to the full extent permitted by law, including the federal securities law. Section 78.751 of the Nevada Revised Statutes, as amended, authorizes Pharmos to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person is a party by reason of being a director or officer of Pharmos if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions.

Pharmos may also purchase and maintain insurance for the benefit of any director or officer which may cover claims for which Pharmos could not indemnify such person.

     Pharmos has been advised that it is the position of the Securities and Exchange Commission that insofar as provisions of the certificate of incorporation may be invoked to disclaim liability for damages arising under the Securities Act, these provisions are against public policy as expressed in the Securities Act and are, therefore, unenforceable.

                                 LEGAL OPINIONS

     Legal matters in connection with the securities being offered hereby will be passed upon for the Company by Ehrenreich Eilenberg Krause & Zivian LLP,
11 East 44th Street, 17th Floor, New York, NY 10017.

                                     EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     No dealer, salesperson or other person has been authorized to give any information or represent anything not contained in this prospectus. Purchasers must not rely on any unauthorized information. This Prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. The information in this Prospectus is current only as of the date of this Prospectus.

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                                TABLE OF CONTENTS

Available Information.......................................................  3
Incorporation of Certain Documents by Reference.............................  3
Special Note Regarding Forward-Looking Information..........................  4
The Company.................................................................  5
Risk Factors................................................................  6
The Equity Line of Credit Agreement.........................................  9
Use of Proceeds............................................................. 10
Registered Stockholders..................................................... 11
Plan of Distribution........................................................ 12
Description of Securities................................................... 14
Indemnification of Officers and Directors................................... 15
Legal Matters............................................................... 16
Experts..................................................................... 16

                                   ----------

                               PHARMOS CORPORATION

                        1,500,000 Shares of Common Stock


                                  July 16, 1999